EXHIBIT 99.1

…working environments

NASDAQ: CECE	NEWS RELEASE

CECO ENVIRONMENTAL ACQUIRES

FLEXTOR, INC. AND AVC SPECIALISTS, INC.

CINCINNATI, OHIO, August 4, 2008 – CECO Environmental Corp. (NASDAQ: CECE), a leading provider of air pollution control and industrial ventilation systems, announced today that it has agreed to acquire, in two separate transactions, Flextor, Inc. of Montreal, Quebec and AVC Specialists, Inc. of Moorpark, California. Both acquisitions are all cash transactions.

Flextor is a provider of engineered-to-order dampers and expansion joints for the power, natural gas, cement, smelting, incineration, and other industries. Flextor derives a large percentage of its business from sales outside of North America and has subsidiaries in both Chile and Brazil.

AVC Specialists is an electrostatic precipitator components manufacturer that also has a field services division. It serves the power, refining, petrochemical, pulp and paper, cement, and other industries. AVC sells its products and services throughout the United States.

Rick Blum, President and Chief Operating Officer, stated, “We are delighted to have both of these fine companies as the newest members of the CECO family. Flextor is essentially in the same business, though mostly in different geographical markets, as our Effox subsidiary. We intend to operate those two companies together as one operational entity. We see tremendous opportunities for growth internationally in our damper and expansion joint product lines. The acquisition of Flextor gives us a jump start toward achieving those objectives. Their international experience is extensive. AVC Specialists will operate as a subsidiary of Fisher-Klosterman, the company we acquired in March of this year. AVC fits perfectly with the operations of Fisher-Klosterman’s Buell APC division. Working together, Buell APC and AVC will enable us to grow our parts and services business which sells to the owners of the large installed base of electrostatic precipitators in a wide variety of industries.”

Phillip DeZwirek, Chairman and Chief Executive Officer, commented, “Flextor expects to have revenues in the fiscal year that it is just completing of approximately $15 million. AVC had revenues in its last fiscal year of approximately $3.5 million. We expect that both of these acquisitions will be accretive to both CECO’s revenues and earnings. The acquisition of Flextor fits in with our goal of expanding our international business. The acquisition of AVC increases our traditionally high margin parts business.”

ABOUT CECO ENVIRONMENTAL

CECO Environmental Corp. is North America’s largest independent air pollution control company. Through its ten subsidiaries — Busch, CECOaire, CECO Filters, CECO Abatement Systems, kbd/Technic, Kirk & Blum, H.M. White, Inc., Effox, GMD Environmental and Fisher-Klosterman — CECO provides a wide spectrum of air quality services and products including: industrial air filters, environmental maintenance, monitoring and management services, and air quality improvements systems. CECO is a full-service provider to the steel, military, aluminum, automotive, ethanol, aerospace, electric power, semiconductor, chemical, cement, metalworking, glass, foundry, and virtually all industrial process industries.

For more information on CECO Environmental, please visit the company’s website at www.cecoenviro.com.

Contact:

Corporate Information

Phillip DeZwirek, CECO Environmental Corp.

Email: investors@cecoenviro.com

1-800-606-CECO (2326)

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements are subject to certain risks, uncertainties and assumptions. These risks and uncertainties, which are more fully described in CECO’s Annual and Quarterly Reports filed with the Securities and Exchange Commission, include changes in market conditions in the industries in which the Company operates. Should one or more of these risks or uncertainties materialize, or should the assumptions prove incorrect, actual results may vary in material aspects from those currently anticipated.